Exhibit 5.1

January 25, 2013

Lifetime Brands, Inc
1000 Stewart Avenue
Garden City, New York 11530

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel to Lifetime Brands, Inc, a Delaware corporation (the “Company”), in connection with the preparation and filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”).  The Registration Statement relates to the registration of an additional 700,000 shares of common stock, par value $ 0.01 per share, of the Company (the “Shares”) which may be issued under the Company’s 2000 Long-Term Incentive Plan, as amended (the “Plan”).

In connection with this opinion letter, I have examined the Registration Statement and originals, or copies certified or otherwise identified to my satisfaction, of the Plan, the Second Restated Certificate of Incorporation of the Company, and By-laws of the Company, and such other documents, records and other instruments as in my judgment are necessary or appropriate for the purposes of this opinion.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when issued in accordance with the terms of the Plan, and for a consideration per Share of not less than the par value per Share in a manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

I am expressing the opinions above a member of the Bar of the State of New York and express no opinion as to any law other than the General Corporation Law of the State of Delaware.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Samuel B. Fortenbaugh III